SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                FORM 11-K




                              ANNUAL REPORT

                   Pursuant to Section 15(d) of the

                    Securities Exchange Act of 1934

             For the fiscal year ended December 31, 1997



                       LINCOLN NATIONAL CORPORATION
                           1993 STOCK PLAN FOR
                          NON-EMPLOYEE DIRECTORS

                         (full title of the Plan)

                        [Current Reg. No. 33-58113]



                       Lincoln National Corporation
                           200 East Berry Street
                         Fort Wayne, Indiana 46802
              (name of Issuer and principal executive office)






                       REQUIRED INFORMATION


Because the Lincoln National Corporation 1993 Stock Plan for
Non-Employee Directors is an unfunded plan, no plan financial statements or schedules are maintained. Accordingly, no financial statements or schedules are filed with this Annual Report.



                            SIGNATURE

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


April 2, 1998                      /S/ C. SUZANNE WOMACK
                                    __________________________________
                                    C. Suzanne Womack, Administrator

                                    LINCOLN NATIONAL CORPORATION
                                    1993 STOCK PLAN FOR
                                    NON-EMPLOYEE DIRECTORS